Exhibit 99.1

Charter Closes $2.0 Billion Senior Secured Notes

STAMFORD, Connecticut – September 2, 2025 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC (“CCO”) and Charter Communications Operating Capital Corp. (“CCO Capital,” and together with CCO, the “Issuers”), have closed their offering of $2.0 billion in aggregate principal amount of notes consisting of the following securities:

•	$1.25 billion in aggregate principal amount of Senior Secured Notes due 2035 (the “2035 Notes”). The 2035 Notes bear interest at a rate of 5.850% per annum and were issued at a price of 99.932% of the aggregate principal amount.

•	$750 million in aggregate principal amount of Senior Secured Notes due 2055 (the “2055 Notes” and, together with the 2035 Notes, the “Notes”). The 2055 Notes bear interest at a rate of 6.700% per annum and were issued at a price of 99.832% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”).

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC were Joint Book-Running Managers for the senior secured notes offering. The offering was made only by means of a prospectus supplement dated August 18, 2025 and the accompanying base prospectus, copies of which, when available, may be obtained on the SEC’s website at www.sec.gov or by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: (800) 831-9146, E-mail: prospectus@citi.com, or by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at JPMorganPostSale@broadridge.com, or by contacting Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, New York, NY 10014.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 57 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, supported by a 100% U.S.-based workforce, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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